Hugoton Royalty Trust

*-+HUGOTON ROYALTY TRUST DECLARES NO DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 19, 2025 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for November 2025 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $63,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee. Based on the current excess costs, the Trustee does not foresee any distributions in the near term.

The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in September.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)

Current Month Dist	710,000	15,000	$3.31	$61.71

Prior Month Dist	736,000	13,000	$3.46	$62.06

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Mach Natural Resources (“Mach”) has advised the Trustee that there were development costs of $8,000, production expense of $1,472,000 and overhead of $921,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

Mach has advised the Trustee that excess costs increased by $70,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $2,751,000 including accrued interest of $267,000.

Hugoton Royalty Trust

Mach has advised the Trustee that $184,000 in excess costs was recovered on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $8,635,000, including accrued interest of $791,000.

Mach has advised the Trustee that excess costs increased by $247,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $11,222,000, including accrued interest of $1,072,000.

Cumulative excess costs balances above do not include advance distributions made to the Trust by XTO Energy totaling $1,000,000 (net to the Trust), that can be treated as a production cost, except that the advances can be recouped, together with interest, from what would otherwise be distributable net profits under any of the three conveyances; provided, however that Mach shall only be entitled to withhold distributions of net proceeds as recoupment to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, recoupment of excess costs, ability to make future filings with the Securities and Exchange Commission and admission to the OTCQB could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2024.

* * *

Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839